EXHIBIT 10.1

CONTRIBUTION AND ASSUMPTION AGREEMENT

This CONTRIBUTION AND ASSUMPTION AGREEMENT (this “Agreement”), is dated as of December 22nd, 2010, by and among STACK'S-BOWERS NUMISMATICS, LLC, a Delaware limited liability company (“LLC”), BOWERS & MERENA AUCTIONS, LLC., a Delaware limited liability company (“B&M”), and STACK'S, LLC, a Delaware limited liability company (“Stack's”).

R E C I T A L S

A.
Stack's is engaged in the business of selling at retail coins, paper money and other numismatic collectibles and the business of conducting auctions of coins, paper money and other numismatic collectibles (the “Stack's Business”). B&M is engaged in the business of selling at retail coins, paper money and other numismatic collectibles and the business of conducting auctions of coins, paper money and other numismatic collectibles (the “B&M Business”).

B.	Stack's and B&M formed LLC to combine and continue the Stack's Business and the B&M Business.

C.
B&M, Stack's and LLC are entering into this Contribution and Assumption Agreement, pursuant to which B&M is contributing to LLC certain Transferred Assets comprising the B&M Business, in exchange for which B&M will receive a Membership Interest in LLC.

D.
Simultaneously herewith Stack's, B&M and LLC are entering into a similar Contribution and Assumption Agreement, pursuant to which Stack's is contributing to LLC certain assets comprising the Stack's Business in exchange for which Stack's will receive the Contribution Consideration.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

ARTICLE I.
DEFINITIONS

1.01.Definitions. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

"Affiliate" has the meaning given to it in the Operating Agreement.

"Ancillary Documents" means the agreements, certificates, instruments or other documents to be executed and delivered in connection with this Agreement.

“Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

“Auction Advances” means the aggregate principal amount of the auction advances made by B&M to Consignors for auctions scheduled to be conducted after the Closing Date.

"Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (a) each employment or consulting agreement, (b) each arrangement providing for insurance coverage or workers' compensation benefits, (c) each incentive bonus or deferred bonus arrangement, (d) each arrangement providing termination allowance, severance or similar benefits, (e) each equity compensation plan, (f) each deferred compensation plan and (g) each compensation policy and practice maintained by B&M or any ERISA Affiliate of any such Person covering the employees of any such Person and former employees of B&M and the beneficiaries of any of them, all as listed on Schedule 5.14(b) attached hereto.

"Benefit Plan" means an Employee Benefit Plan or Benefit Arrangement.

"Benefits" means all accrued vacation pay, accrued sick leave, incentive compensation and similar or related accrued benefits.

"Books and Records" means all books and records of B&M used in the B&M Business, regardless of the form of such books and records and including, without limitation, all electronic and computerized records, including, but not limited to, (i) all historical auction records and data acquired, created or generated by or for and used in or by B&M Business, such as, but not limited to auction prices realized, whether in electronic form or otherwise, concerning the previous auctions conducted by B&M, any records or information relating to transactions between any of B&M, on the one hand, and any Persons who are or were B&M Customers, Consignors or vendors, and historical commission rates charged by or paid to B&M by its Consignors or Customers; (ii) historical auction catalog data and promotional materials used in any of B&M's previous auctions; (iii) outstanding proposals made by B&M to acquire consignments of coins, paper money and other numismatic collectibles to consignors or prospective consignors; (iv) any “want lists” of Customers maintained by B&M relating to coins, paper money and other numismatic collectibles that its Customers have informed them, in writing, that they desire to acquire; (v) the identities of prospective Consignors or Customers of B&M to the extent maintained by B&M, and (vi) all other information relating to or arising out of the operation of B&M Business. Notwithstanding anything to the contrary contained in this definition or elsewhere in this Agreement, however, Books and Records shall not include any corporate records of B&M.

"Code" means the Internal Revenue Code of 1986, as amended.

“Consignors” means (i) all Persons that consigned any coins, paper money and other numismatic collectibles for sale at auctions conducted by B&M prior to the Closing Date or for sale at auctions to be conducted after the Closing Date, (ii) any other Persons from whom B&M sought, by written solicitation, to obtain consignments prior to the Closing Date, and (iii) any other Person who consigned any coins, paper money and other numismatic collectibles to the retail sales component of B&M.

"Contracts" means all contracts, agreements, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which B&M is a party as of the Closing Date and which relate to the B&M Business, including, but not limited to, the Contracts listed on Schedule 5.09.

“Contribution Consideration” means the Membership Interest and Cash Payment.

“Customers” means (i) all Persons that purchased any coins, paper money and other numismatic collectibles at auctions conducted by, or sold any coins, paper money and other numismatic collectibles to, B&M prior to the Closing Date, (ii) any other Persons to which B&M invited, by written invitation, to participate as purchasers in any of the auctions conducted by B&M, or from whom B&M sought, by written solicitation, to purchase any coins, paper money and other numismatic collectibles, prior to the Closing Date, in each case as reflected in the Books Records, and (iii) and any other Person who purchased coins, paper money and other numismatic collectibles from or sold coins, paper money and other numismatic collectibles to the retail sales component of B&M.

"Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by B&M or any ERISA Affiliate thereof covering employees or former employees of B&M.

"Employee Pension Benefit Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

“Environmental Law” means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

"Excluded Assets" means those assets of B&M used in the B&M Business not to be transferred to LLC and listed on Schedule 2.01(x).

"Fixtures and Equipment" means furniture, fixtures, furnishings, machinery, vehicles, computer hardware, and other tangible personal property.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

"Group Health Plan" means any group health plan, as defined in Section 5000(b)(1) of the Code.

“Hazardous Material” means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” or “hazardous substance” under any provision of Environmental Law.

"Intellectual Property" includes all Customer lists, Consignor lists, database management software licenses, databases used in connection with the B&M Business, service marks, service names, designs, know-how, processes, trade secrets, Internet domain names and website assets, inventions and other proprietary data, and each license or licensing for any of the foregoing relating to any Transferred Asset, including the service mark “Bowers & Merena.”

"Intellectual Property Rights" means the lawful right to use in the conduct of the B&M Business all Registrable Intellectual Property and Intellectual Property.

"IRS" means the Internal Revenue Service.

"Leased Real Property" means all real property leased, licensed, subleased or sublicensed by B&M in connection with the B&M Business.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

"Lien" includes any mortgage, lien, pledge, security interest, conditional sale agreement, charge, claim, easement, right, condition, restriction or other encumbrance or defect of title of any nature whatsoever (including without limitation, any assessment, charge or other type of notice which is levied or given by any Governmental Authority and for which a lien could be filed).

"LLC" has the meaning given to it in the Preamble.

"Losses" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including (a) interest on cash disbursements in respect of any of the foregoing at the rate of 4%, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (b) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

"Material Adverse Effect" or "Material Adverse Change" or similar phrase means a material adverse change in, or effect on, (a) the business, operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Transferred Assets or the B&M Business or (b) the right or ability of B&M to consummate any of the transactions contemplated hereby.

"Members" has the meaning given to it in the Operating Agreement.

"Membership Interest" has the meaning given to it in the Operating Agreement.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA.

"Operating Agreement" means the Limited Liability Company Agreement of LLC between Stack's and B&M dated simultaneously herewith.

“Order” means any award, decision, injunction, judgment, order, ruling, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

“Ordinary Course of Business” means, with respect to an action taken by a Person, that that action is (1) consistent with the past practices of that Person and taken in the ordinary course of the normal day-to-day operations of that Person, and (2) is not required under applicable law to be authorized by the board of directors of that Person (or by any Person or group of Persons exercising similar authority).

“Permitted Liens" means (a) Liens securing the repayment of Assumed Liabilities, (b) Liens for Taxes or governmental charges or claims (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) statutory Liens of landlords, Liens of carriers, warehousepersons, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (d) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice and (e) easements, rights of way and other imperfections of title or encumbrances that are a matter of public record and do not materially affect the marketability of the property subject thereto or materially interfere with the present or proposed use of such property.

“Permits” means governmental licenses, permits, authorizations, franchises, certificates or rights required to operate B&M Business.

"Person" has the meaning given to it in the Operating Agreement.

"Prepaid Expenses" means the prepaid charges and expenses of B&M, including, without limitation, any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities.

"Registrable Intellectual Property" includes all United States and foreign patents, registered and unregistered trademarks, trade names, trademark or trade names registrations and logos, copyrights and registered copyrights, and applications for any of the foregoing, material unregistered copyrights, and proprietary algorithms or models in which B&M has any colorable claim of ownership, owned or used by B&M in the conduct of the B&M Business as well as each license or licensing arrangement for any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required by any Governmental Authority to (1) clean up, remove, treat, or in any other way address any Hazardous Material or other substance, (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations or post-remedial monitoring, or (4) bring facilities on any property owned, operated or leased by B&M and the facilities located and operations conducted thereon into compliance with all Environmental Laws.

"Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

"Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

"WARN" means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. sec. 2101, et seq.

1.02.Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Assumed Consignment Agreements has the meaning assigned in Section 5.22
Assumed Liabilities has the meaning assigned in Section 2.02
Balance Sheet has the meaning assigned in Section 5.05
Cash Payment has the meaning assigned in Section 3.01(a)
Causes of Action has the meaning assigned in Section 2.01(a)
Closing Date has the meaning assigned in Section 4.01(a)
Consigned Collectibles has the meaning assigned in Section 5.22
Employment Agreements has the meaning assigned in Section 5.14(a)
Financial Statements has the meaning assigned in Section 5.06
LLC Employees has the meaning assigned in Section 8.04
LLC Indemnitees has the meaning assigned in Section 10.02
Permits has the meaning assigned in Section 5.12(a)
Proceedings has the meaning assigned in Section 5.08
Proposed Acquisition Transaction has the meaning assigned in Section 7.07
Required Consents has the meaning assigned in Section 5.12(b)
Required Governmental Approvals has the meaning assigned in Section 5.12(b)
Return Policies has the meaning assigned in Section 5.20
B&M Indemnitees has the meaning assigned in Section 10.02
Third Party Claim has the meaning assigned in Section 10.05(a)
Transferred Assets has the meaning assigned in Section 2.01

ARTICLE II.
CONTRIBUTION AND SALE OF ASSETS

2.01.Agreement to Contribute, Sell, Accept and Purchase. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, B&M is contributing, assigning, transferring and delivering to LLC on the Closing Date, and LLC is accepting from B&M, free and clear of all Liens, other than Permitted Liens, the Transferred Assets as hereinafter defined as the same exist on the Closing Date (and expressly excluding the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are owned by, leased by or in the possession of B&M, whether or not reflected on the books and records of B&M, used in the B&M Business and including, without limitation, all right, title and interest of B&M in, to and under the following (the collective assets, properties, rights, licenses, permits, contracts, operations and business comprising and/or used in or associated with the B&M Business to be transferred to LLC by B&M pursuant hereto are referred to collectively herein as the "Transferred Assets"):

(a)	Consignment Agreements for any auction to be conducted in the future, and any other Contracts required to be listed on Schedule 5.09;

(b)	Prepaid Expenses listed on Schedule 2.01(b);

(c)	Intellectual Property and Registrable Intellectual Property, including the trade name “Bowers & Merena” and any variation thereof;

(d)
All rights of B&M to insurance coverage covering or relating to the B&M Business with respect to events occurring or claims arising prior to the Closing Date, but only to the extent such coverage and any proceeds therefrom covers or relates to any of the Assumed Liabilities or any pre-Closing liabilities or obligations of the B&M Business which LLC becomes subject to notwithstanding the provisions of this Agreement;

(e)	The phone numbers of the B&M Business, which includes the right to retain placement in any directory or advertising associated with such telephone numbers;

(f)	All Customer and Consignor lists;

(g)	All goodwill associated with the B&M Business or the Transferred Assets;

(h)
All transferable franchises, licenses, Permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by B&M in connection with the B&M Business, whether or not actually utilized by B&M;

(i)
All Books and Records, files and papers of B&M related to the conduct of the B&M Business at any time prior to the Closing Date, except records relating to federal and state income tax, whether in hard copy or computer format, including bank account records, books of account, invoices, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of employees to be hired by LLC pursuant to Section 8.04 and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose; and

(j)	Software

(k)	All furniture, fixtures and equipment which is utilized by B&M in its Business and located at any of the Leased Real Property locations;

(l)	Assignment of Leased Real Property;

(m)
All causes of action, claims, suits, proceedings, or demands, of whatsoever nature, held by B&M against any third parties arising out of or related to B&M Business (“Causes of Action”), all of which are listed on Schedule 2.01(m); and

(n)	Cash in the amount of $3,760,000.

provided, however, that the Transferred Assets shall not include (i) B&M charter documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, ownership transfer books, and other documents relating to the organization, maintenance, and existence of B&M as a limited liability company,

(ii) any of the rights of B&M under this Agreement (or under any side agreement between B&M on the one hand and LLC, Stack's or any of their respective Affiliates on the other hand), (iii) any inventory or receivables, (iv) any Auction Advances, or (v) any of the assets, agreements or rights listed on Schedule 2.01(x) (collectively, the “Excluded Assets”).

2.02.Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, LLC, effective as of the Closing Date, will assume and perform and in due course pay and discharge the following liabilities of B&M: (i) only such liabilities or obligations of B&M as are reflected on Schedule 2.02; (ii) any amounts payable by B&M and any other liabilities or obligations (executory or otherwise) of B&M due and payable after the Closing Date under all Contracts required to be listed on Schedule 5.09 and all Consignment Agreements for auctions to be conducted after the date hereof (the "Assumed Liabilities").

EXCEPT FOR THE ASSUMED LIABILITIES WHICH ARE HEREBY EXPRESSLY ASSUMED, LLC DOES NOT ASSUME ANY LIABILITIES, DEBTS, OBLIGATIONS OR DUTIES OF B&M OF ANY KIND OR NATURE WHATSOEVER.

ARTICLE III.
CONTRIBUTION CONSIDERATION; POST-CLOSING
ADJUSTMENTS TO PURCHASE PRICE

3.01.Contribution Consideration.

(a)
In consideration for and of the contribution and assignment to LLC of the Transferred Assets hereunder, in addition to LLC's assumption of the Assumed Liabilities, LLC will issue to B&M a Membership Interest in LLC having a Percentage Interest of Fifty-One Percent (51%).

(b)
Pursuant to the Operating Agreement, B&M initial Capital Account (as defined in the Operating Agreement) balance will be pro-rata with Stack's Capital Account balance in accordance with their respective Percentage Interest and will be determined and agreed to on or before the Closing Date.

ARTICLE IV.
THE CLOSING

4.01.The Closing.

(a)
Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 11.01, the Closing shall take place on January 3, 2010 and effective as of January 1, 2011 (the "Closing Date"), in counterparts at the respective offices of B&M and LLC, unless another date, time or place is agreed to in writing by the parties hereto.

(b)
On the Closing Date, B&M shall deliver to LLC the following, in form and substance reasonably satisfactory to LLC and its counsel: (i) a duly executed signature page to the LLC Operating Agreement; (ii) a duly executed bill of sale in the form attached hereto as Exhibit A; (iii) a duly executed assignment and assumption agreements with respect to the Registrable Intellectual Property, and Contracts, in the form attached hereto as Exhibit B; and (iv) such other documents and certificates duly executed as may reasonably be requested by LLC and/or B&M.

(c)
On the Closing Date, LLC shall deliver to B&M (i) the Membership Interest, (ii) duly executed assignment and assumption agreements with respect to the Contracts, duly executed by LLC, in the form attached hereto as Exhibit B; (iii) such other documents and certificates duly executed as may reasonably be requested by B&M.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF B&M

As an inducement to LLC to enter into this Agreement and to consummate the transactions contemplated herein, B&M represents and warrants to LLC and Stack's as follows:

5.01.Corporate Existence and Power. B&M is a limited liability company duly organized and validly existing and in good standing under the laws of the state of Delaware, and has all limited liability company power and authority required to carry on the B&M Business as now conducted and to own and operate the Transferred Assets as now owned and operated. B&M is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by the B&M Business or the nature of the B&M Business activities makes such qualification necessary to carry on such business as now conducted, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

5.02.Authorization. The execution, delivery and performance by B&M of this Agreement and the Ancillary Documents and the consummation by B&M of the transactions contemplated hereby and thereby are within B&M's limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of B&M. This Agreement and the Ancillary Documents have been duly and validly executed by B&M and constitute the legal, valid and binding agreements of B&M, enforceable against B&M in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

5.03.Governmental Authorization. Except as set forth in Section 5.09 below, the execution, delivery and performance by B&M of this Agreement and the Ancillary Documents require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings which, if not taken or made, would not have a Material Adverse Effect.

5.04.Non-Contravention. The execution, delivery and performance by B&M of this Agreement and the Ancillary Documents do not and will not (a) contravene or conflict with the Certificate of Formation or operating agreement of B&M, or any amendment thereto; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to B&M, the B&M Business or any of the Transferred Assets; (c) except for contracts that may require consent solely by operation of law and except for those Contracts set forth on Schedule 5.04, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit, or otherwise change the existing rights or obligations thereunder to which B&M is entitled under, any Contract or any Permit or similar authorization relating to the B&M Business or included in any of the Transferred Assets or by which the B&M Business or any of the Transferred Assets may be bound; or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

5.05.Title; Absence of Liens. B&M has good and marketable title to all of the Transferred Assets, free and clear of any Liens, and upon consummation of the transactions contemplated by this Agreement, LLC will have good and marketable title to the Transferred Assets free and clear of any Liens. Without limiting the foregoing, B&M owns free and clear of any Liens and has the right to use and knows of no other person having any right or claim in or to use the name “Bowers & Merena” in connection with the retail, wholesale or auction sale of coins, paper money or numismatic collectibles.

5.06.Financial Statements. B&M has delivered to Stack's true, complete and correct copies of financial statements of the B&M Business consisting of audited statements of operations for the twelve month periods ended June 30, 2010 and June 30, 2009 (collectively, the “Financial Statements”). Except as disclosed in the footnotes to the Financial Statements, such Financial Statements were prepared in accordance with GAAP on an accrual basis and fairly present, in all material respects, the results of operations and financial condition of the B&M Business during the respective periods covered by the Financial Statements.

5.07.Properties; Leases. B&M has no Leased Real Property.

5.08.Litigation. Except as set forth on Schedule 5.08, there are no (a) actions, suits, hearings, arbitrations, proceedings (public or private) or investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the knowledge of B&M, any threatened material Proceedings, against or affecting the B&M Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent B&M from complying with the terms and provisions of this Agreement or (b) existing orders, judgments or decrees of any Governmental Authority affecting any of the Transferred Assets or the B&M Business.

5.09.Contracts. Schedule 5.09 lists all written Contracts of B&M included in the Transferred Assets. Except for oral agreements entered into with customers and suppliers in the ordinary course of business and except for any Benefits or Benefit Arrangements, the Contracts listed on Schedule 5.09 constitute all material contracts and agreements binding upon B&M relating to the B&M Business. B&M has delivered to LLC true and complete copies of all written Contracts listed on Schedule 5.09, and written summaries of all oral Contracts listed on Schedule 5.09. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or by the availability of equitable remedies. B&M has complied in all material respects with all Contracts and is not in material default under any of the Contracts, nor has B&M granted or been granted any material waiver or forbearance with respect to any of the written Contracts. To the knowledge of B&M, no other contracting party is in material default under any of the Contracts. B&M has made all payments and performed all obligations required to be paid or performed under any of the Contracts through the Closing Date.

5.10.Left Intentionally Blank

5.11.Books and Records. The Books and Records have been prepared and maintained in the Ordinary Course of Business, and to B&M knowledge, contain no material errors or omissions of any kind.

5.12.Permits; Required Consents.

(a)
B&M has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Transferred Assets or the B&M Business in substantially the same manner as currently operated or affecting or relating in any way to the B&M Business (the "Permits"), and each such Permit is valid and remains in full force and effect. B&M is not in default, nor has B&M received any notice of any claim of default, with respect to any such Permit except where such default would not have a Material Adverse Effect.

(b)
Schedule 5.12(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by B&M by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Contract with respect to which the consent of the other party or parties thereto must be obtained by B&M pursuant to an express term or provision thereof by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and together with the Required Governmental Approvals, the "Required Consents").

5.13.Compliance with Laws. The B&M Business is in material compliance with all applicable federal, state, local and foreign laws, rules and regulations currently in effect including, without limitation, those relating to equal employment opportunity practices. B&M has not received notice from any governmental regulatory or law enforcement authority of any allegation that the B&M Business is not in compliance with any Applicable Law or regulation, or of any investigation or administrative proceeding to determine such compliance, nor is there any valid basis for any such action, proceeding or investigation.

5.14.Employees; Employment Agreements; Change in Control; and Employee Benefits.

(a)
Except as set forth on Schedule 5.14(a), there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between B&M, on the one hand, and any current or former stockholder, officer, director, employee or Affiliate of B&M or any of its associates or any consultant or agent of B&M or any other person, on the other hand, that are currently in effect relating to the B&M Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.14(a), there are no Employment Agreements or any other similar agreements to which B&M is a party under which the transactions contemplated by this Agreement (i) will require any payment by B&M or LLC, or any consent or waiver from any stockholder, officer, director, employee or Affiliate of B&M or any of its associates or any consultant or agent of B&M or LLC, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or Affiliate of B&M or any of its associates or any consultant or agent of B&M under any such Employment Agreement or other similar agreement.

(b)
Schedule 5.14(b) sets forth all Benefit Plans or Benefit Arrangements of B&M in which employees of the B&M Business participate. B&M has made or will, within ten business days after the date hereof, make true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to LLC.

(c)
Except as shown on Schedule 5.14(c), neither B&M nor any ERISA Affiliates of B&M sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan on behalf of or with respect to any employee of the B&M Business.

(d)	Except as set forth on Schedule 5.14(d), B&M currently does not sponsor, maintain or contribute to any Multiemployer Plan covering employees of the B&M Business.

(e)	Schedule 5.14(e) sets forth the name, years of B&M, current salary or wage and location of employment of each employee who is being transferred to the LLC.

5.15.Labor and Employment Matters. Except as disclosed on Schedule 5.15, in connection with the B&M Business:

(a)
Neither B&M nor any of its Affiliates has received any notice or has any knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the B&M Business.

(b)
B&M and each of its Affiliates has complied and is currently complying, in respect of all employees of the B&M Business, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines, except where such non-compliance would not have a Material Adverse Effect.

5.16.Intellectual Property. In connection with the B&M Business:

(a)
Schedule 5.16(a) sets forth a complete and correct list of each material patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, trade dress, business and product name, slogan, service mark, logo, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), and any other Intellectual Property Right (including, without limitation, any invention, know-how, trade secret, formula, algorithm, process, confidential or proprietary report or information, customer list or membership list, any computer program, software, source code, object code, database or data right, and any system, user, programmer, maintenance, installation or other form of documentation or other material related thereto), any license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing, in each case, relating to any Transferred Asset or held by B&M for use in connection with the B&M Business.

(b)
Except as set forth on Schedule 5.16(b), B&M has full title and ownership of or rights to use all Intellectual Property Rights without any infringement of the rights of others. Except as set forth on Schedule 5.16(b), all of the Intellectual Property Rights owned by B&M are free and clear of any and all Liens, claims or proceedings which challenge the rights of B&M with respect to any Intellectual Property Rights (other than Permitted Liens). No unlicensed Intellectual Property Rights, owned by third parties, are necessary for the conduct of the B&M Business as presently conducted.

5.17.Tax Matters. B&M has filed or will timely file all Tax Returns required to have been filed by it with respect to the B&M Business, and has timely paid or will timely pay all Taxes due to any taxing authority with respect to the B&M Business for all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date. To B&M's knowledge, all taxes payable by B&M with respect to the B&M Business for all taxable periods ending on or prior to the Closing Date have been provided for, and all such Tax Returns are true, correct, and complete in all respects. B&M has not received notice that the IRS or any other taxing authority has asserted against B&M any deficiency in Taxes or claim for additional Taxes in connection with the B&M Business for any tax period, which deficiency in Taxes or claims for Additional Taxes has not been fully resolved and settled. There are no liens for Taxes on any of the Transferred Assets, except for liens arising from Taxes which are due but not yet payable.

5.18.Environmental Matters. To its knowledge, the operations of B&M's Business are and have always been in compliance with all applicable material Environmental Laws, except where any non-compliance has not had and is not reasonably expected to have a Material Adverse Effect on the Businesses. Neither B&M Business nor any of its respective operations are subject to any Order or Contract respecting (i) Environmental Laws, (ii) Remedial Action, or (iii) the Release or threatened Release of any Hazardous Material. None of the operations of the Business involves the generation, transportation, treatment, storage or disposal of Hazardous Material except reasonable amounts of typical cleaning supplies and solvents which are stored and disposed of in accordance with applicable law.

5.19.Customer and Consignor Lists. The Customer List and Consignor List were prepared and maintained in the Ordinary Course of Business, and to B&M knowledge contain no material errors or omissions of any kind.

5.20.Return Policies and Guarantees. Schedule 5.20 contains a description of (i) the return policies with respect to auction sales (the “Return Policies”) and (ii) any guaranties or warranties, written or oral, that B&M has given or issued with respect to the authenticity, condition or any other features of the coins, paper money or numismatic collectibles it has sold at auction on behalf of Consignors and in the case of any such written guaranties accurate and complete copies thereof have been furnished to the LLC. B&M has not extended or granted any return rights or given or made any guaranties or warranties with respect to any coins, paper money or numismatic collectibles it has sold, except for those set forth in Schedule 5.20. None of the Customers has claimed to B&M that any of the coins, paper money or numismatic collectibles sold on behalf of Consignors at auction by B&M to such Customers are not authentic or are not in the condition represented except as otherwise set forth in Schedule 5.20. Except as otherwise set forth in Schedule 5.20, B&M knows of no coins, paper money or numismatic collectibles which have been sold at auction by it on behalf of Consignors that might reasonably be expected to be returned by any of the Customers, except for returns that would not, either individually or in the aggregate, be material to the Business or require, in accordance with GAAP, the establishment of a reserve. Except as otherwise set forth in Schedule 5.20, B&M has no knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against the B&M Business, whether or not fully covered by insurance, for liability relating to the authenticity or condition of or any representations made with respect to any coins, paper money or numismatic collectibles sold by it or on account of Seller's Return Policies or guaranties or warranties which would have, individually or in the aggregate, a Material Adverse Effect.

5.21.Sales and Use Tax. B&M warrants that it has not failed to withhold and pay to the appropriate taxing authority, any sales and use taxes that it was required to withhold pursuant to New York or other applicable states law in respect of any sales heretofore made by it.

5.22.Consignments. Attached as Schedule 5.22 is a complete and accurate listing of (i) all of the Persons who have consigned coins, paper money or other numismatic collectibles to B&M for sale at any of the auctions to be conducted after the Closing Date (the “Consigned Collectibles”) under Consignment Agreements that are being assumed by LLC (the “Assumed Consignment Agreements”), (ii) the estimated dollar value of the Consigned Collectibles of each such consignor, and (iii) the locations where such Consigned Collectibles are located, whether at the offices of B&M or at a safe deposit or vault facility, and the identities of the officers or employees of B&M, or any other Person, who has the right to have or obtain physical possession of any of the Consigned Collectibles. B&M has provided Stack's with true and correct copies of all of the Assumed Consignment Agreements.

5.23.Left Intentionally Blank

5.24.Affiliate Transactions. Schedule 5.24 sets forth a complete and accurate list of each transaction or agreement that has been entered into between B&M and any Affiliate of B&M as of the date of this Agreement that will not be terminated effective as of the Closing Date and the material terms of each such transaction or agreement.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF LLC

As an inducement to B&M to enter into this Agreement and to consummate the transactions contemplated herein, LLC hereby represents and warrants to B&M that:

6.01.Organization and Existence. LLC is a limited liability company duly organized, validly existing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. LLC is duly qualified to do business in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

6.02.LLC Authorization. The execution, delivery and performance by LLC of this Agreement and the Ancillary Documents and the consummation by LLC of the transactions contemplated hereby and thereby are within the powers of LLC and have been duly authorized by all necessary action on the part of LLC. This Agreement and the Ancillary Documents constitute a legal, valid and binding agreement of LLC, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

6.03.Governmental Authorization. The execution, delivery and performance by LLC of this Agreement and the Ancillary Documents require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement or in the Ancillary Documents.

6.04.Non-Contravention. The execution, delivery and performance by LLC of this Agreement and the Ancillary Documents do not (a) contravene or conflict with the Certificate of Formation of LLC, or (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to LLC.

6.05.Other Approvals. LLC is not a party to any agreement which would (a) require any third-party consent in connection with, or (b) prohibit or restrict LLC from, complying with its obligations under Article XI of the Operating Agreement.

ARTICLE VII.
COVENANTS OF B&M

B&M hereby covenants and agrees with LLC as follows:

7.01.Required Consents. Between the date hereof and the Closing Date, B&M will use commercially reasonable efforts to obtain all of the Required Consents. On and after the Closing Date, B&M shall comply at its own expense with all conditions and requirements set forth in (i) all Required Governmental Approvals that have been obtained as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by LLC and (ii) all Required Contractual Consents that have been obtained as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by LLC.

7.02.Maintenance of Insurance Policies. On and after the Closing Date, B&M shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Closing Date that covers all or any part of the Transferred Assets or the B&M Business for periods prior to the Closing Date.

7.03.Business in the Ordinary Course. B&M covenants and agrees that, subsequent to the date hereof and prior to and at the Closing Date, except for the transactions specifically contemplated by this Agreement, B&M shall conduct the B&M Business in the ordinary course.

7.04.Litigation and Adverse Developments. B&M shall give prompt notice to LLC and Stack's of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of B&M contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of B&M to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. B&M will promptly advise LLC and Stack's in writing of the threat or commencement of any dispute, claim or Proceeding, against or involving the B&M Business or the Transferred Assets that B&M believes may have a Material Adverse Effect.

7.05.Access. B&M will continue to give to Stack's and LLC's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, Transferred Assets, non-confidential records, Contracts, licenses and other documents relating to the operation of the B&M Business, and shall permit them to consult with the officers, employees, accountants, counsel and agents of B&M for the purpose of making such investigation of the B&M Business as LLC shall desire to make, provided that such investigation shall be conducted in a manner that B&M determines will maintain confidentiality and shall not unreasonably interfere with the operation of the B&M Business and neither LLC nor Stack's shall contact any customers or suppliers of the B&M Business without B&M's consent, except as otherwise authorized under this Agreement.

7.06.Further Assurances. At any time or from time to time after the Closing Date, B&M shall, at the request of LLC, or LLC's counsel, execute and deliver any further instruments or documents and take all such further action as LLC or LLC's counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions contemplated hereby.

7.07.No Sale of Assets, Mergers, Sale of Equity Interests, Etc. B&M will not, and will cause its officers, directors, Affiliates and representatives not to, directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the sale or exchange of B&M's equity interests, (ii) the merger of B&M with, or the direct or indirect disposition of a significant amount of its assets or the B&M Business to, any Person other than LLC or (iii) the licensing of any Intellectual Property Rights to any Person or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. B&M hereby represents that neither B&M nor any of its officers, directors, Affiliates or representatives is now engaged in discussions or negotiations with any party other than LLC and Stack's with respect to any transaction of the kind described in clauses (a) (i) through (a) (iii) of the preceding sentence (a "Proposed Acquisition Transaction").

ARTICLE VIII.
MUTUAL COVENANTS

LLC, Stack's and B&M hereby covenant and agree as follows:

8.01.Transition. Prior to and after the Closing Date, LLC, B&M and Stack's shall use all commercially reasonable efforts to identify and make appropriate arrangements for dealing with any transition problems that may be involved in effectuating the transactions contemplated hereby.

8.02.Diligence in Pursuit of Conditions Precedent. LLC and B&M shall each exercise all commercially reasonable diligence to fulfill their respective obligations hereunder and shall cooperate fully with B&M in regard to the same to accomplish the Closing.

8.03.Taxes.

(a)	All sales, value added, use, transfer, registration, stamp and similar Taxes imposed in connection with the transfer of the Transferred Assets will be borne by B&M.

(b)
B&M agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of LLC.

(c)
B&M shall (i) provide LLC with such assistance as may reasonably be requested in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide LLC with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Tax Proceeding. B&M shall retain all relevant documents, including prior year's Tax Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without first offering such materials to the LLC.

8.04.Employee Matters. LLC shall offer employment to each employee of B&M specifically referred to on Schedule 8.04, which Schedule shall be approved by Stack's prior to the Closing (such employees who are offered employment are hereinafter referred to as "LLC Employees") on terms and conditions, including salary and benefits, no less favorable than the terms and conditions, including salary and benefits, as such employees' current compensation. All benefits, severance and other payments due to employees of B&M who are not referred to on Schedule 8.04 , or who elect not to accept employment with LLC as of the Closing Date, shall be the exclusive responsibility of B&M. All amounts due to any Person who become a LLC Employee for any accrued benefit, excluding any pension, profit sharing or other similar arrangement, but including accrued vacation, to the extent described on Schedule 8.04 shall be paid by LLC, or allowed by LLC, as the case may be. Nothing in this Agreement shall be construed to limit or restrict the LLC from changing the terms of employment of, or terminating any of B&M employees hired by the LLC; provided LLC shall not terminate, without cause, any B&M employees hired by the LLC within sixty (60) days of Closing without B&M's consent unless the LLC pays the employee's salary/compensation for the remainder of the sixty (60) day period.

8.05.Consents. To the extent that any Required Consents have not been obtained prior to the Closing Date, B&M shall use commercially reasonable efforts (including making any requested payments or other accommodations) to obtain such Required Consents as soon as practicable, at its sole cost and expense. With respect to any Contract for which a Required Consent has not been obtained prior to or on the Closing Date, B&M shall (y) perform its obligation as agent under such Contract for the benefit of LLC for the remaining term of such Contract or until the Required Consent is obtained, in such a manner that the benefits of such Contract are provided to LLC as fully as if the Required Consent had been obtained prior to or on the Closing Date and (z) enforce, at the request of LLC, any and all rights arising under such Contract against the other party thereto (including the right to elect to terminate any such Contract in accordance with the terms thereof). LLC agrees to fully and completely reimburse B&M for the reasonable costs and expenses incurred by B&M in the performance of the obligations set forth in the preceding sentence on behalf of LLC; provided that in no event shall such reimbursement exceed the costs LLC would have incurred if such Contract had been assigned to LLC with a Required Consent on the Closing Date. The parties hereto acknowledge and agree that any Contract for which a Required Consent is required and has not been obtained prior to or on the Closing Date shall not be assigned to LLC until such Required Consent has been obtained (but the LLC shall have the beneficial interest in any such contract),, at which time such Contract shall be assigned to LLC through the execution of an assignment and assumption agreement in the form attached hereto as Exhibit B.

8.06.Resale and Other Tax Certificates. LLC shall provide such resale or other tax-related certificates reasonably requested by B&M in order to minimize the taxes specified in Section 8.03(a).

8.07.Auction Advances.     Upon the earlier of (i) one week after the settlement date with the buyer at auction and (ii) forty five (45) days after the relevant auction, LLC shall reimburse B&M the aggregate principal amount of the Auction Advances made by B&M to Consignors for auctions scheduled to be conducted after the Closing Date, together with all interest accrued thereon. A description of all open Auction Advances, including the name of the Consignor, the amount of the Auction Advance, the collateral securing the Auction Advance and the date the consignment is intended to be auctioned, is set forth in Schedule 8.07. The amount to be reimbursed from the auction sale of the consigned coins, paper money or numismatic collectibles which secure such Auction Advances shall be an amount equal to the sum of (i) the principal face amount of the Auction Advance and (ii) all interest accrued thereon, at the rate agreed to be paid by the Consignor to whom the Auction Advance was made, from the date of the Advance to the date of repayment by the Consignor. Notwithstanding the foregoing, upon the sale by LLC of any one or more of the consigned coins, paper money or numismatic collectibles that secures any Auction Advance, if the proceeds of the auction sale of such items are insufficient to repay the Auction Advance in full, B&M shall have no recourse against LLC, but may pursue repayment from the Consignor, and LLC shall cooperate with B&M in collecting such deficiency from the Consignor.

ARTICLE IX.
CONDITIONS TO CLOSING

9.01.Conditions to LLC's Obligations. The obligations of LLC to accept the Transferred Assets and to assume the Assumed Liabilities shall be subject to the satisfaction (or waiver by LLC) on or prior to the Closing Date of: (i) approval of the final form of Schedules attached hereto; (ii) all conditions to the closing of the transaction contemplated by the B&M Contribution Agreement, and B&M shall have performed all its obligations thereunder.

9.02.Conditions to B&M's Obligations. The obligation of B&M to contribute and deliver the Transferred Assets shall be subject to the satisfaction (or waiver by B&M) on or prior to the Closing Date of all of the following conditions:

(a)	Stack's Contribution Agreement. All conditions to the closing of the transactions contemplated by the Stack's Contribution Agreement shall have been satisfied.

(b)	Operating Agreement. Stack's and B&M shall have entered into the Operating Agreement in the form of Exhibit C.

(c)	Inventory Consignment Agreement. Stack's and the LLC shall have entered into the Consignment Agreement in the form of Exhibit D.

(d)	Member Loan Agreement. LLC, B&M and Stack's shall have entered into the Member Loan Agreement in the form of Exhibit E.

(e)	Shared Services Agreement. LLC and Spectrum Auction Services, LLC shall have entered into the Shared Services Agreement in the form of Exhibit F.

(f)	Spectrum Transfer Pricing Agreement. LLC and Spectrum Numismatics International, Inc. (“SNI”) shall have entered into the Transfer Pricing Agreement in the form of Exhibit G.

(g)	A-Mark Supplier Agreement. LLC and A-Mark Precious Metals, Inc. (“A-Mark”) shall have entered into the Supplier Agreement in the form of Exhibit H.

(h)	Occupancy Agreement. LLC and SNI shall have entered in an Occupancy Agreement in the form of Exhibit I.

(a)	Anderson Consignment Agreement. LLC and Charles C. Anderson, Joel R. Anderson and Harold M. Anderson, individually, shall have entered into the Consignment Agreement in the form of Exhibit J.

(b)
Virtual Auctioneer Agreement. Whitman Coin Expo, LLC, a Georgia limited liability company, an Affiliate of Stack's shall have entered into the Exclusive Virtual Auctioneer Agreement in the form of Exhibit K.

ARTICLE X.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS AND INDEMNIFICATION

10.01.Agreement Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement and any certificate, document or instrument delivered hereunder or in connection herewith shall be deemed continuing representations, warranties and covenants and shall survive the Closing Date: (a) indefinitely, with respect to the representations and warranties set forth in Sections 5.02 and 6.02; (b) until the expiration of the applicable statute of limitations, with respect to the representations and warranties set forth in Sections 5.11(b)-(d), 5.15 and 5.16; and (c) for a period of two years, with respect to all other representations, warranties and covenants.

10.02.Indemnification by B&M. B&M shall indemnify and hold LLC and each of the Members of LLC (the "LLC Indemnitees") harmless against and with respect to, and shall reimburse the LLC Indemnitees for:

(a)
Any and all Losses resulting from a breach of any representation or warranty of B&M contained herein or in any bill of sale or assignment and assumption agreements or other document delivered    to LLC hereunder or in connection with the transactions contemplated by this Agreement;

(b)
Any and all Losses resulting from a breach or nonfullfillment of any covenant or agreement of B&M contained herein or in any bill of sale or assignment and assumption agreements delivered to LLC hereunder or in connection herewith;

(c)	Any and all obligations and liabilities of B&M that are not Assumed Liabilities;

(d)	Any and all Liabilities, accruals, deferments, debts, duties and obligations incurred or arising prior to the Closing Date in connection with the operation of the B&M Business; and

(e)
Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

10.03.Indemnification by LLC. LLC shall indemnify and hold B&M and each of its Affiliates, officers and directors (collectively, the "B&M Indemnitees") harmless against and with respect to, and shall reimburse the B&M Indemnitees for:

(a)
Any and all Losses resulting from a breach of any representation or warranty or nonfulfillment of any covenant or agreement by it contained herein or in any assignment and assumption agreements delivered to B&M hereunder or in connection herewith;

(b)	Any and all Assumed Liabilities;

(c)
Any and all Liabilities, accruals, deferments, debts, duties and obligations incurred or arising after the Closing Date in connection with the operation of the B&M Business or any other business of LLC; and

(d)	Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

10.04.Limitations on Indemnification.

(a)
Notwithstanding Sections 10.02 and 10.03 hereto, the rights and obligations under this Article X of the B&M Indemnitees, the LLC Indemnitees and B&M are subject to the following: neither the B&M Indemnitees nor the LLC Indemnitees shall be entitled to any recovery unless a claim for indemnification is made in accordance with Section 10.05(a), the claim for indemnification is made within the time period of survival set forth in Section 10.01 and the entity seeking indemnification complies with the procedures set forth in Section 10.05.

Notwithstanding anything herein to the contrary, the limitations set forth in this Section 10.04 shall not apply to any claims arising out of fraud or intentional misconduct in the making of representations and warranties set forth herein.

(b)	The indemnification provisions in this Article X shall be the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

10.05.Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)
The party claiming indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) in reasonable detail, the factual basis for such and (ii) in good faith, the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit or proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under Section 10.02 or Section 10.03, unless such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or action.

(b)
Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (c) below with respect to Third Party Claims, the Claimant may seek appropriate legal remedy.

(c)
With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder (“Third Party Claim”), the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Claimant will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with that Third Party Claim, except that the Indemnifying Party may not without the Claimant's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Claimant or that does not include as an unconditional term that each claimant or plaintiff give to the Claimant a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Claimant shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party's prior written consent. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third Party Claim, it shall be bound by the results obtained by the Claimant with respect to such Claim.

(d)	If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)
Upon satisfaction of any Third Party Claim pursuant to this Article X, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article X.

(f)
The indemnification rights provided in Sections 10.02 and 10.03 shall extend to the shareholders, members, directors, officers, employees and representatives of the Claimant, although for the purpose of the procedures set forth in this Section 10.05, any indemnification claims by such parties shall be made by and through the Claimant.

(g)	B&M shall have the right to exercise all indemnification rights provided to LLC in Section

10.02 on behalf of and for the benefit of LLC.

ARTICLE XI.
TERMINATION PRIOR TO CLOSING

11.01.Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By the mutual written consent of LLC, B&M and Stack's; or

(b)
By Stack's or B&M by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before December 31, 2010.

11.02.Effect on Obligations. Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for their obligations under Sections 12.10 and 12.12; provided, however, that termination pursuant to clause (b) of Section 11.01 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

ARTICLE XII.
MISCELLANEOUS

12.01.Notices. All notices and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed duly given for all purposes (a) on the date of delivery, if delivered personally or by confirmed telecopier transmission, (b) on the next business day after delivery by overnight carrier or (c) on the third business day after mailing, if sent by United States registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to LLC:

Stack's-Bowers Numismatics, LLC
18061 Fitch
Irvine, California 92614
Attn: Gregory N. Roberts
Facsimile: (949) 955-1824

with a copy to:

Frye & Hsieh, LLP
24955 Pacific Coast Highway, Suite A201
Malibu, California 90265
Attn: Douglas J. Frye, Esq.
Telephone: (310) 456-0800
Facsimile: (310) 456-0-0808

If to Stack's:

Stack's, LLC
3101 Clairmont Road, Suite G
Atlanta, Georgia 30329
Attention: Harold M. Anderson
Facsimile No.:

With a copy (which shall not constitute notice) to:

Timothy K. Corley, P.C.
2815 Darby Drive
Florence, Alabama 35631
Attn: Timothy K. Corley, Esq.
Telephone: (256) 760-0048
Facsimile: (256) 760-0083
If to B&M:

Bowers & Merena Auctions, LLC
18061 Fitch
Irvine, California 92614
Attn: Gregory N. Roberts
Facsimile: (949) 955-1824

With a copy (which shall not constitute notice) to:

Frye & Hsieh, LLP
24955 Pacific Coast Highway, Suite A201
Malibu, California 90265
Attn: Douglas J. Frye, Esq.
Telephone: (310) 456-0800
Facsimile: (310) 456-0808

12.02.Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed, in the case of an amendment, by LLC, B&M and Stack's, or, in the case of a waiver, by the party to whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

12.03.Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.04.Rights and Remedies of LLC. Stack's shall have the right to exercise all rights and remedies of LLC hereunder on behalf of and for the benefit of LLC, and Stack's shall be considered a third-party beneficiary of this Agreement.

12.05.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party.

12.06.Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.07.Severability. Any term or provision of this Agreement that is or becomes invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement.

12.08.Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be consumed together and shall constitute one instrument.

12.09.Entire Agreement. This Agreement, together with the Exhibits and Schedules and the other agreements, instruments and other documents executed and/or delivered in connection herewith, constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings pertaining thereto.

12.10.Governing Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware.

12.11.Press Release. Neither party shall make any press release or otherwise announce to the public the transactions described herein without the other party's approval of the form and content of the press release or other announcement. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

12.12.Expenses. Each party shall pay all costs and expenses incurred by it or on its behalf, in connection with the negotiation of this Agreement and the performance of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their financial consultants, accountants and legal counsel.

12.13.Third-Party Beneficiaries. Except for the rights of B&M pursuant to Section 12.04 and the rights of certain third parties to indemnification pursuant to Article X, nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person or entity, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(Signed on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STACK'S-BOWERS NUMISMATICS, LLC,
a Delaware limited liability company

By:	/s/ Gregory N. Roberts
Gregory N. Roberts, Manager

BOWER & MERENA AUCTIONS, LLC,
a Delaware limited liability company

By:	/s/ Gregory N. Roberts
Gregory N. Roberts, CEO

STACK'S, LLC,
a Delaware limited liability company

By:	/s/ Harold M. Anderson
Harold M. Anderson, Manager

SCHEDULES AND EXHIBITS

Schedule	Title
Schedule 2.01(b)	Prepaid Expenses
Schedule 2.01(m)	Causes of Action
Schedule 2.01(x)	Excluded Assets
Schedule 2.02	Assumed Liabilities
Schedule 5.04	Contracts Which Require Consent
Schedule 5.08	Litigation
Schedule 5.09	Contracts and Consignment Agreements
Schedule 5.12(b)	Required Consent
Schedule 5.14(a)	Employment Agreements
Schedule 5.14(b)	Benefit Plans and Arrangements
Schedule 5.14(c)	Employee Pension Benefit Plans
Schedule 5.14(d)	Multiemployer Plans
Schedule 5.14(e)	Transferred Employee Information
Schedule 5.15	Labor and Employment Matters
Schedule 5.16(a)	Intellectual Property Rights
Schedule 5.16(b)	Exceptions to Intellectual Property Rights
Schedule 5.20	Return Policies
Schedule 5.22	Consignments
Schedule 5.24	Affiliate Transactions
Schedule 8.04	LLC Employees
Schedule 8.07	Auction Advances
Schedule 9.02(i)	Key Employees

Exhibit	Title
Exhibit A	Bill of Sale
Exhibit B	Assignment of Registrable Intellectual Property and Contracts
Exhibit C	LLC Operating Agreement
Exhibit D	Inventory Consignment Agreement
Exhibit E	Member Loan Agreement
Exhibit F	Shared Services Agreement
Exhibit G	Spectrum Transfer Pricing Agreement
Exhibit H	A-Mark Supplier Agreement
Exhibit I	Occupancy Agreement
Exhibit J	Anderson Consignment Agreement
Exhibit K	Virtual Auctioneer Agreement